Exhibit 99.1

OPTION CARE, INC.

Moderator:  Raj Rai
August 5, 2003
9:00 am CT

Operator:

Good morning.  My name is Christie and I will be your conference facilitator today.  At this time I would like to welcome everyone to the Second Quarter Earnings Release Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks there will be a question and answer period.  If you would like to ask a question during that time simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question press star then the number 2 on your telephone keypad.  At this time I would like to turn today’s conference over to Ms. Lisa Wilson.

Lisa Wilson:

Thank you and good morning I’m Lisa Wilson of In-Site Communications Option Care’s Investor Relations Firm.  Thank you for joining today’s conference call.  By now you should have a copy of the press release issued by the company this morning.  If you have not received it please call Leticia Carrillo at (847) 229-7731 and it will be faxed to you promptly.  We have with us today Raj Rai, Chief Executive Officer, Rick Smith, President and Chief Operating Officer and Paul Mastrapa, Chief Financial Officer of Option Care.

The company will provide an overview of its second quarter 2003 operations and results, which will be followed by a question and answer session. We expect the call to last approximately 45 minutes.  In keeping with SEC Reg. FD guidelines this call may also be accessed by web cast by the company’s website at optioncare.com – any remarks that Option Care may make about future expectations, plans and prospects for Option Care constitute forward-looking statements for purposes of the safe harbor provision under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements.  As a result these very important factors including those discussed in Option Care’s annual report on Form 10-K for the year ended December 31st, 2002, which is on file with the SEC.  Option Care anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future.  Option Care specifically disclaims any obligation to do so.  Now I would like to turn the call over to Raj Rai who will discuss the operational highlights of the quarter.  Raj.

Raj Rai:

Thank you Lisa.  Good morning everyone and thank you for joining our Second Quarter Earnings Conference Call.  As noted in the press release that we issued this morning, while we reported a double digit revenue growth we were confronted with several factors, mainly in our Texas markets, that impacted our progress in addition to planned transition costs in the areas of technology, reimbursement and growth initiatives.

I will review the highlights of the quarter and Rick Smith, our President and Chief Operating Officer, will discuss the status of the Texas operations and key objectives for the remainder of the year.

Our revenue and earnings were in line with our expectations. Our sales during the quarter increased 12% from the prior period and included same store growth of 10%.  As expected overall revenues declined $7.8 million or 8% from the first quarter of 2003 due to the seasonal decline in the revenues from Synagis®.  We remain focused on cash flow and continue to make progress. We were cash flow positive from operations by $8.1 million in the second quarter.  During the quarter we learned that MedImmune decided to limit the number of providers for Synagis® during the 2003/2004 season.  Importantly they included Option Care as a home health care provider for Synagis® giving us the opportunity to sell Synagis® nationally.

We look forward to working with MedImmune when the season for Synagis® begins in October of this year.  Additionally we entered into a preferred distribution agreement with Genentech for Xolair™, which was approved in late June to treat moderate to severe persistent asthma.  We began shipping Xolair™ toward the end of July and are working closely with Genentech in the launch process.  We’re excited about these opportunities and will continue to build relationships with manufacturers partners for the distribution of additional products.  We look forward to updating you in due course of time.

For the remainder of the year we will focus on sales growth in both home infusion and specialty pharmacy services.  In particular we will be working to secure new managed care contracts in our specialty pharmacy business.  While I’m optimistic about these opportunities this segment of our business has experienced slower than expected growth in 2003 largely due to contract maturations as well as slower sales from new contracts.  Furthermore, we have seen more choice programs come into the market as compared to mandatory programs.  We have a robust pipeline of managed care targets and are allocating additional sales resources to further our efforts with new managed care contracts.

We’re also concentrating on evaluating opportunities to secure additional business with existing customers.  We’re also continuing the rollout of our new technology platform,  Emphsys.  The implementation of the platform is progressing on schedule and within our planned budget and we expect four to five conversions by the end of this year.  In addition we are in the process of actively evaluation acquisition opportunities in both our franchisees as well as independents.  I’m optimistic that we will be able to close one or more opportunistic acquisitions before year end 2003, subject to a strict criteria with which we conduct our due diligence.  I would like to emphasize however, that we plan to resolve the Texas situation before becoming aggressive on the acquisition front again.

Finally, we are in the process of strengthening our management team and have taken a number of steps in that front.  As you know we hired Rick Smith as our President and Chief Operating Officer.  We also recruited Paul Kiser to build and execute our manufacturer relationships for specialty pharmacy services.  He has significant experience working with big pharma like Searle and Pharmacia for new product launches.  In additions we hired Larry Niederkohr to head up our operations for specialty pharmacy services.  Larry headed up operations for CVS Pro Care in the past.

Both Paul and Larry will report in to Bruce Kutinsky.  Also Dushyant Patel, who is our Executive Vice President of home infusion services, has resigned to pursue other business ventures.  Now I would like to turn the call over to Rick Smith to discuss the new structure and give you some insights into developments of Texas and other initiatives that are underway in our company.  Rick.

Rick Smith:	Thanks Raj. Good morning everyone. I’d like to discuss the situation that has occurred in our Texas market plus our areas of focus for the rest of the year to ensure a high level of momentum going into 2004.  Our Texas situation is a result of many acquired locations being consolidated into a separate location in each market.  During these consolidations, the markets were impacted by a high level of turnover - several system conversions, multiple lines of businesses that were involved, multiple provider numbers and retaining and retraining staff in each market place.

The difficulties incurred by these multi-site integrations has resulted in a DSO for Texas of about 160 days, which is well above acceptable levels at our other operating locations and our company wide DSO of 75 days.  After accessing the situation in mid-June I immediately added two new members to our management team who have significant experience in acquisition integration including systems, operations and reimbursement.  We next assembled a task force and put an immediate plan in place to improve operations and systems, identify and retain the appropriate staff members and increase the focus on collecting the old receivables.

The systems integration conversion is now complete and all of our Texas employees have been retrained on the new system.  We went back to basics in some areas of the market to identify root causes of the issues that were impacting our performance.  For instance we rolled out daily management tools to the staff enabling us to monitor progress.  We separated different accounts receivable amounts into different classes enabling us to put multiple accounts receivable resolution strategies in place.  We also brought in some outside collection agencies to assist in working substantial levels of the older receivables, which will enable our employees to focus on current activities and larger payer projects.

The two new managers that have been added to strengthen our operations and corporate reimbursement areas are Dave Evans and Rodney Wright. We hired

Dave as Vice President of Strategic Operations – Dave has 18 years of industry experience in financial operations, mergers and acquisition analysis, due diligence and integration, all of which he is leveraging as head of our Texas task force.  We hired Rodney Wright as Vice President of Reimbursement – Rodney has 15 years of experience in successfully managing the cash collection cycle in our industry.  He has focused on the Texas operations as well as implementing the necessary policies, procedures and leadership skills to affect operations company wide.

Having worked with both of these gentlemen prior to joining Option Care, I am confident that the Texas situation will continue to improve as we work through all of the accounts during the third quarter.  While we are seeing higher levels of collections on the current accounts receivables in the Texas markets, the level of collections on the older accounts has been disappointing to the Company.  In particular the receivables over 150 days total $7 million at the end of the second quarter.

As a result of all the resources that we have now committed to the Texas market we should have improved visibility on these aged receivables by the end of the third quarter.  If necessary we will increase our bad debt reserves to ensure that we are covered for any potential future write off.  I want to emphasize that this issue affects only our Texas location.  And the remainder of the organization – our overall accounts receivable and cash collections – are well on track as evidenced by our strong operating cash flow and the continued reductions in company wide days sales outstanding or DSO, which is currently 67 days excluding the Texas locations.

Texas will involve some basic blocking and tackling and some rebuilding but there is nothing overly difficult in dealing with the issues in Texas.  Furthermore, Texas is not our sole focus as we look ahead for the continued

success of this Company.  We are very focused on building continuing revenue and operating income momentum in all of our business lines.  We gathered all of our Option Care Area Vice Presidents and General Managers together in mid-July to set the stage for the rest of the year in building great momentum to head into 2004.

In the second half of 2003 we will be introducing new clinical programs that we believe will contribute in growing same store revenue.  There will be greater focus on growth in core infusion therapy, specialty therapy and other managed care pull through opportunities, which will include disease carve-out opportunities.  So essentially the focus will be leveraging our clinical program across all lines of business to enhance revenue opportunities.  I’m very excited about Option Care’s platform – we have the ability to offer many models of pharmacy distribution either from a central point or locally in each of the 140 markets we reach through our network.

In addition all of our models leverage our 20 plus years of clinical management expertise, which is second to none in the industry.  I look forward to the future growth of our Company.  With that I’ll turn it over to Paul Mastrapa.

Paul Mastrapa:

Thanks Rick, and good morning.  For the quarter our revenue was $85 million, a 12% increase from the $76 million reported in the second quarter of 2002.  Organic growth was 10% for the quarter, net income was $3.8 million for the second quarter unchanged from the second quarter of last year.  Diluted earnings per share was 18 cents in line with the 18 cents for the second quarter of 2002.  For the six months ended June 30th revenue increased 20% to $177 million from $148 million for the prior year period.  Net income for the first six months was $7.8 million, or 37 cents per share, an increase of 8% from the 34 cents per share in 2002.

The impact of our Texas collection efforts and resulting write offs on a year to date basis is approximately 5 cents per share.  As mentioned, we’ll complete our analysis of the collectability of the Texas AR in the third quarter and if necessary increase our reserves to get the financial effects of this issue behind us.  Revenue growth across all our service lines remains solid.  Our infusion pharmacy and related services increased 12% from the prior year and our specialty pharmacy services increased 13% from Q2 of last year.

Our gross profit continues to remain stable within our services lines.  The infusion and related services gross profit was 43.4% for the second quarter as compared to 42.2% for the prior year second quarter and 42.0% for the prior quarter ended March 31st of this year.  Specialty pharmacy gross profit was 21.9% for the second quarter of this year as compared to 19.1(%) for the prior year period.  Overall gross profit for the second quarter increased to 32.6% as compared to 31.2% for the prior year quarter with a consistent mix between our service line.  The increase in gross profit resulted from more effective purchasing as we renegotiated our agreement with our prime wholesaler.  This reflects our ability to continue to drive lower cost to goods as we scale our business.

Operating expenses as a percentage of revenue increased at 25% for the second quarter of 2003 as compared to 23% for the prior year.  The increase in operating expenses as a percentage of revenue is a result of higher than expected bad debts, which increased to 2.7% of revenue from 1.9% in the prior year resulting from the write-offs from the enhanced collection efforts in Texas.

The remaining 1.2% increase in SG&A as a percentage of revenue is a result of the anticipated incremental cost related to our I/S system and other operating costs, in particular liability insurance-related expenses.  Now to summarize cash flow – Option Care had another quarter of outstanding cash flow.  The company generated $8.1 million of positive operating cash flow well exceeding our net income for the quarter.  Year to date through June 30th our cash collections on operations has been 104% of the revenue we have reported over the same period.  Cash used in investing activities for the quarter was $9.9 million broken down as follows - $8.8 million for prior period acquisition obligations and $1.1 million for equipment purchases, infrastructure improvement and revenue producing medical equipment.

The remaining contingent acquisition liability amounts to approximately $4 million for two of last year’s acquisitions and will be paid during the third quarter of this year.  Day sales outstanding were 75 days at the end of the second quarter, a decrease of two days from the prior quarter ended March 31st.  As we discussed the DSO for Texas is 160 days.  Without the Texas receivables our company wide DSO is 67 days, an improvement of two days from the end of the third quarter – I’m sorry, the end of the first quarter.

We are confident that our focused collection efforts on Texas receivables will result in a continued reduction in overall DSOs.  We ended the second quarter with approximately zero cash.  Our credit facility is structured to sweep excess cash balances on a daily basis to minimize our interest expense, while we have borrowings on our credit facility.  We ended of the second quarter having drawn $6.6 million on our $60 million credit facility - unchanged from the prior quarter ended March 31st.  Our additional availability as of June 30th was approximately $28 million.  Raj.

Raj Rai:

Thank you Paul.  Before we open the lines for questions I wanted to have some closing comments.  In the first half of 2003 we made good progress on multiple strategic and operational priorities.  We were confronted with fixing our operations in Texas and getting new systems ready to rollout.  Unfortunately these distractions did not allow us to focus on growth but I’m very confident in the current status of our business.  The new management team that we have hired and our prospects for continued growth for the second half of the year and beyond.  I look forward to updating you on our progress in the next quarter’s conference call.  I’ll have the operator now open the lines for questions.  Operator.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question is from Grant Jackson of First Analysis.

Grant Jackson:	Good morning gentlemen.

Rick Smith:	Hi Grant.

Grant Jackson:

On the specialty growth that you noted slower revenue growth on the managed care side of the business – what can be done about it?  Are the oncology GPO’s effecting it or are the distributors like Caremark, McKesson or someone like Priority getting contracts but you’re not – that’s first question.  And second is – on Synagis® is there anything that an Accredo or a Caremark would have in a relationship with MedImmune that you would not have, them being a national distributor, you being a national home health care distributor – if you could just define the differences there?

Raj Rai:	Grant, to answer your first question – I’m not certain that the GPO’s have an impact on what we are doing or trying to accomplish with managed care organizations because the GPO has a relationship with the distributors then who have a relationship with the physician.

Grant Jackson:

But I guess to the extent that if it’s a non mandatory contract – if a physician has better purchasing opportunities through a GPO then they might have in the past without the GPO to the extent that there is greater penetration of GPO’s then would that not impact you in any way?

Raj Rai:

Grant, I think that the issue is two prong – one is, philosophically does managed care would like to continue to have the physician and buy and bill for the drug and two the issue of pricing and reimbursement.  We believe that we can offer a better solution in cost savings to the managed care organization with our model.

Grant Jackson:	But if it’s non-mandatory, then you also have to win over the physician. If you can just talk about how, you know, how that’s going?

Raj Rai:

Well, you know, we are also looking at some alternatives – some solutions to managed care in the event of there are choice programs that we act as a specialty benefit manager in terms of managing the overall cost for the injectables for managed care organization.  That would include a choice program where we act as an agent to the managed care working the physician.  So we’re looking at those possibilities and alternatives.

Grant Jackson:	So bottom line is that you believe that it would not negatively impact the physician in your choice programs?

Raj Rai:

That’s correct.  But you know the other issue also is of legislation pending.  Legislation, as you may be aware of…  You know, everybody is looking to cut costs, including the government, and we feel that some parts of the legislation that is proposed favors our model pretty heavily and depending on the outcome of it, it would just sort of solidify the content that we have created.

As far as the question on Synagis®, you know, MedImmune has limited the distribution network – the way we differ from other distributors is, we have a model which is unique in terms of providing Synagis® to the patients home or and or bring the patients to our infusion suites.  So we are more tailored towards that kind of a model then a field distribution model.

Grant Jackson:	And any sense on – are there any benefits whether it be price or distribution that an Accredo or Caremark would have just based on their national agreement with MedImmune?

Raj Rai:	I am not familiar of any price discrepancies or different pricing tier for different providers – I’m not familiar with that.

Grant Jackson:	Thanks. I’ll wait for some other questions later.

Raj Rai:	Okay.

Operator:	Your next question is from David MacDonald of Leerink Swan.

David MacDonald:

Good morning guys.  Raj, you talked a little bit about a couple more conversions on the IT system will be done by the end of this year.  Can you guys give us some sense – when the IT spend will actually start to ramp down?  Is that an early ‘04 event and just if you could quantify – is it running about a penny a quarter in terms of how much that’s impacting your EPS?  And then I got a couple of follow-ups.

Raj Rai:

Yes, you know, we’re on track for our systems rollout David we’re looking at about four to five conversions by the end of the year.  As far as the question on the IT spending, you know, we had projected and we are on track for that spending about 6 to 7 cents a year, it’s averaging more than a penny a quarter.

David MacDonald:	Okay.

Raj Rai:	And the wind down cost would not be seen in 2004 because we’ll be busy throughout 2004 in the implementation so I would expect sometime towards the second half of 2005 we’ll see the wind down.

David MacDonald:	Okay. In terms of the…

Raj Rai:	Let me just add that there will be some residual cost, you know, to maintain and support the system on an ongoing basis.

David MacDonald:

Yes.  Okay – also just a quick follow up on Texas – I was wondering if you could try to give a little bit of sense of, you know, what has been the impact of Texas so if we could assume that by the end of Q3 Texas is cleaned up and bad debt starts to move back towards historical levels what type of additional kicker in say Q4, or more importantly in 2004, can we expect as some of the issues in Texas get resolved?

Raj Rai:

Yes, David, the Texas situation is a very unique situation for our Company and, you know, we’ve done about 18 transactions in the last two years or so so this was one that was very different because of the size, scope and the type of businesses and locations that we had acquired and sort of blending them into the Option Care system and, you know, consolidating all different systems, employees and the primary care location.

So it was a very unique situation – I think that by the end of the third quarter and I’m pretty comfortable that we will get past that issue and resolve that issue and sort of get back to our original business, if you may, and I don’t really see, you know, any distractions going forward.  As far as bad debt is concerned, I think our normal range has been within 2% to 2.3% so we expect to get down to that in the fourth quarter.

David MacDonald:

Okay, and have the actual – have the DSOs – have the receivables that are under 150 days actually been coming down since you’ve gotten some of these issues resolved and its basically just the 150 and over that, you know, we need to be focused on.

Paul Mastrapa:

This is Paul.  Yes, that’s the case.  Since the first six months of this year our overall Texas receivables have dropped, but our aged receivables have gone up, so the current receivables as we’ve implemented our training, our processes — a lot of the improvements that Rick has mentioned — has had an improvement in our short term cash collections.  We’re really now focused on this older bulge of A/R that we’ve just got to work our way through and figure out what the collectability on it is.

David MacDonald:

Okay, and just last question – Raj can you talk a little bit about acquisitions as you guys get those ramped back up – where will the focus be? Will it be kind of on the traditional home infusion – either franchise pharmacies or independents – or will you guys also be looking at maybe some small specialty businesses?

Raj Rai:

Yes, you know we are going back to the acquisitions and obviously we want to get this Texas issue resolved – that’s not necessarily going be a deterrent in us making acquisitions.  But we want to get that behind us, once forever, so that we can focus on growth heavily.  There are lot of opportunities – I’m personally involved in the acquisition effort with the company now and I see lot of opportunities all over the country – independents – there are small specialty pharmacy companies also among the horizon.  So we just have to make sure that we find the best and, you know, we’re really hoping that by fourth quarter we will be able to close at least one.

David MacDonald:	Okay. Thanks, guys.

Operator:	Your next question is from Kevin Casey of Casey Capitol.

Kevin Casey:	Hi guys – the receivables in Texas – is that the $7 million or is that the total that’s over 150 days?

Raj Rai:	The $7 million is the A/R that is greater than 150 in Texas. Yes.

Kevin Casey:	What about for the whole company?

Raj Rai:	You know that really is not necessarily a problem Kevin…

Kevin Casey:	Okay and then – normally you guys don’t acquire receivables – did you guys acquire them in this case?

Raj Rai:	No, we did not acquire the receivables in this case.

Kevin Casey:	So then there’s going to be – I guess the earnout is going to have to be lower or is that’s what’s basically going to happen in this acquisition?

Raj Rai:	No, this acquisition did not have an earnout.

Kevin Casey:	Okay, but did you acquire the receivables or no?

Raj Rai:	No. We did not acquire the receivables.

Kevin Casey:	So they’re their receivables, not yours?

Raj Rai:	These are receivables that we generated ourselves.

Kevin Casey:	Oh, that you generated after you acquired them.

Raj Rai:	That is correct.

Kevin Casey:	Oh, okay. All right. I got it. So just – it’s basically blocking and tackling down there then?

Raj Rai:

Yes, and the issue here Kevin, if I were to go back and restate what we had said before, it was an issue of lack of integration of multiple acquisitions that we had done going back in time to year end 2001 and as we work through combining systems, locations, working through employee turnover issues, we discovered this year that, you know, practically there was no improvement in greater than 150-day A/R.  And, as I said before it’s a unique situation for us. But the current book of business is good and profitable — we just need to get past these issues and we’re confident that we’ll put these issues behind us by the end of this quarter and, you know we are pretty comfortable with the steps that we have taken through Rick’s efforts and things that he has done in the last 45 days to put this issue to rest.

Kevin Casey:	Okay, great. Thanks guys.

Operator:	Your next question is from John Ransom of Raymond James.

John Ransom:	Hey, sorry to beat this Texas horse but we’re going to have at it a little bit more - was this the Allina deal?

Raj Rai:	No, it wasn’t. The Allina deal was in Minneapolis and that is going pretty well.

John Ransom:	Was that the $8.8 million, which deal did that refer to?

Raj Rai:	That was the pharmacy that we bought that focused on hemophilia last year.

John Ransom:	That was your hemophilia.

Raj Rai:	That’s also doing pretty well actually, witnessed by the amount of earnout that we had to pay.

John Ransom:	Okay. So going back to Texas then – of the $7 million in receivables that are over 150 how many of those – how much of that has already been reserved on the bad debt side?

Paul Mastrapa:	We have our bad debt reserve, John, for the overall Texas receivables – our overall bad debt reserve in Texas right now is about $1.5 million.

John Ransom:	That’s the five cents you referred to?

Paul Mastrapa:

No, the five cents that I referred to is as we’ve seen an increase in write off activity as well as contractual adjustments from our Texas efforts in the first half of the year.  We wanted to maintain our reserve levels so we flushed quite a bit of those through earnings to make sure that we maintained what we hope is an appropriate level of reserves for Texas as we’re seeing that level of write off activity we’re getting very uncomfortable with, you know, the collectability of that older AR.

John Ransom:	So $7 million – the $1.5 is all of your Texas, that’s not just the $7 to cover your entire Texas receivables?

Paul Mastrapa:	That’s right.

John Ransom:	So in other words you could flush $7 million through earnings potentially in the third quarter if you don’t collect any more of the Texas over 150 there is a $7 million potential earnings hit coming?

Raj Rai:	We have to go through the analysis, John, on each and every receivable that’s outstanding greater than 150 before we make that determination.

John Ransom:	What is the Company’s policy relative to taking bad debt reserves – is there a day’s threshold or how does that work?

Paul Mastrapa:

What we do is we’ve completed a hindsight analysis on an annual basis where we look at the actual collection and write off history per each bucket on our aging – that gives us then retrospective analysis on what our actual reserve levels should be based on historical analysis.  So we then apply those on a monthly basis – that formula – on an office-by-office basis.  We then also look at any changes in trends on a specific office – is cash collections declining?  Are the DSO’s increasing – what are the specific issues in there - is there any other payer issues?  So there’s a quantitative as well as a qualitative measures that we look at to, you know, to evaluate the adequacy of our reserves.

Overall in fact when I look at our non-Texas reserves through this year and our overall trends on our non-Texas receivables – our reserves have actually continued to increase as a percentage of our aged receivables in non-Texas and our cash collections as I’ve mentioned have continued to stay really strong.  So there is a lot of factors that, you know, you have to look at on an office specific basis and then an aggregate level on how well – on what your adequacy of your reserves are.  But overall you’re dealing with a longer DSO in this industry and there is a lot of estimation in this process so it’s not a, you know, it’s not an exact science.

John Ransom:	How much of the $7 million is self-pay?

Paul Mastrapa:	I’d say approximately $800,000.

John Ransom:	So the rest is truly insurance billing – insurance billings that have been tied up in denial or the process?

Paul Mastrapa:

That’s right.  And a lot of these billings, to echo what Rick had mentioned – a lot of these billings were – are good patients and what happened through our integration processes – we didn’t follow the processes needed in order to get reimbursed in a timely manner.  It may be that we didn’t get an authorization – we didn’t follow the contract terms – there was a misinterpretation of contract requirements, et cetera.  So those are some of the issues that we’re working our way through.

John Ransom:	So you think that it’s more a matter of checking the boxes to get paid versus having a huge uncollectible, or you don’t know at this point?

Raj Rai:

Well we’re getting our arms around the situation, John, and I think while we go through the exercise of going through each and every receivable we will have that determination by the end of this quarter.

John Ransom:	Do you think that 2.7% bad debt ratio is a good proxy for a go-forward bad debt number? Is that going to be permanently 80 bits higher than it has been or do you think that’s a blip?

Paul Mastrapa:

That’s a blip, John, because of the Texas issues that I talked about on a year to date basis – again when I look at our overall same store receivables – our receivables are at 67 days without this Texas bulge that we have.  The write-off history and reserve history has been consistent with prior years.  I’d expect, you know, once we deal with this Texas issue for our bad debt to be in the 2% to 2.3% range on an ongoing basis, which is fairly consistent with our historical trends.

John Ransom:	So what we’re going to see then in the third quarter is somewhere between a zero and a $7 million charge and then a bad debt provision between 2 and 2.3 following the third quarter? Is that fair?

Paul Mastrapa:	That’s correct.

John Ransom:	Okay. Thank you.

Operator:	Your next question is from Mitra Ramgopal of Sidoti.

Mitra Ramgopal:

Morning guys.  Could you just quickly give us a broad overview in terms of Texas and the revenue it contributes to the overall company just to gauge its importance?  And you did mention a divesture of a couple of locations – do you anticipate any more in the second half of the year?  And finally from earning guidance – you took it down to 80 cents but I think it excludes any potential impact from additional reserves – do you anticipate before reporting third quarter coming out with new guidance?

Paul Mastrapa:	This is Paul, Mitra – first in terms of Texas, our overall Texas business is about a $25 million to $30 million annual business – in that range. Did I answer that first question?

Mitra Ramgopal:	Yes.

Paul Mastrapa:

Okay, in terms of our guidance for the year, you know, we’re not factoring in any additional, any estimation at the moment on, you know, what the effect of our – our review of the collectability of the Texas receivables will be.  As we get our arms around that, if it does result in incremental reserves, you know, then, we will, you know, adjust our guidance accordingly.

Mitra Ramgopal:	And also in terms of divesture of additional locations?

Paul Mastrapa:

In terms of divestures, you know, we reviewed that in detail at the end of last year, especially as we were getting ready to rollout our information system platform just to make sure that we weren’t putting investments in markets that we didn’t want to be in.  So that was complete at the end of last year – we have sold both of those locations.  The reserves that we took at the end of last year for those closures have proven to be adequate for the cost that we’ve experienced in those closures and we’re very confident with every other location that we have that if its market that we want to be in – there’s good growth opportunities and, you know, we want to be there.

Mitra Ramgopal:	And this finally in terms of Synagis® being strong in the fourth quarter and you’ll be starting to market Xolair™ I guess your anticipation from revenue from both products still wasn’t enough in terms of you lowering your revenue guidance for the potential offset?

Raj Rai:

Yes, you know, Mitra – this is Raj – you know, Xolair™ is a new product and obviously we don’t have much visibility and experience with that.  Synagis® we are very comfortable with the growth opportunity there – Xolair™ also what I’ve heard and read, its going to be proven to be a good product.  But really we didn’t have much visibility on the revenue stream from that particular product.  And also, you know, in our initial guidance we had given out, you know, we had numbers included on the discontinued operations as well as we were expecting higher growth from our managed care specialty business, which didn’t turn out to be where we think it should have been.

We are optimistic we are going to get back on track with our sales growth for the remainder of the year but we felt that it was important to let the investors know that we are not going to make our revenue target for the year.

Mitra Ramgopal:	Okay, thanks.

Operator:	Your next question is from Ann Barlow of Southwest Securities.

Ann Barlow:

Good morning – several questions.  First of all could you give us a recap on the extent of the number of locations consolidated, the number of employees involved etcetera in Texas?  And while all this was going on I guess my question is – who was responsible for really more or less dropping the ball on the reimbursement collections, you know, which was, you know, a big acquisition obviously – that had to have been in focus or should have been – just kind of wondered what has changed going forward to give us better comfort on acquisitions in the future?

And then I’d also like to say, circle back to the overall sales effort on the specialty pharmacy side – get a little better detail from you guys as to what you have planned the back half of the year.  I know you’ve added some senior managers, which I think obviously is a positive but just kind of address those two issues.

Raj Rai:

Ann, this is Raj – let me just go back on your question on acquisitions.  I think I mentioned a little while ago in this call that we have completed about 18 transactions in the last three years or so, and since we really started to initiate an acquisition strategy for the company, and this one or two acquisitions that we did in Texas really had this negative impact on our business and our company.  So it’s not necessarily to every transaction that we have done – we have done some very good acquisitions and they’re pulling pretty well for the company.

Going back to the Texas acquisitions – we had four locations in Dallas that needed to be combined and there were three locations in the Houston market that needed to be combined.  Plus we got into the respiratory/DME business in Texas, so we had the infusion business as well the respiratory/DME business that we acquired.  So we needed to merge four locations in Dallas, three locations in Houston in addition there will be three locations in other markets that needed to be managed as part of the integration process.

As far as the number of employees are concerned I don’t have a count but easily north of 100 employees all throughout the state of Texas.  So not only we saw in the integration process that we didn’t do a good job in system integration but our – there was a delay in merging all these different businesses and locations into one and it took us over a year to get that accomplished.  And in the meanwhile that was happening obviously we had this issue with reimbursement and receivables and there was also an issue with employee turnover. We were also merging, there were four – three different philosophies of different acquired entities into one.

And it just took us a much longer time.  Now in the other acquisitions that we have done we did not have to go through this exercise.  They were pretty straight forward and actually the results of those acquisitions looks much better.  But let me just reemphasize that there is enough business to make enough money out of those locations.  So on a going forward basis I can tell you that we will make sure that this problem is behind us and it becomes a non issue for the company going forward.

Ann Barlow:	You’re going to manage the overall collection effort on future acquisitions differently than what you did here?

Raj Rai:

Absolutely, absolutely.  We have now learned from what we have learned out of Texas and we have sort of refined – we are refining our strategy going forward on the integration process.  Top priority and emphasis will be given to reimbursement, and it has been, and but we’re going to make sure that we take extra precautionary efforts to make sure that we remain current.

Paul Mastrapa:

Ann, this is Paul.  In addition, in terms of some more specifics around that – beginning of this year as part of our overall strengthening of the infrastructure of the company, we completely revamped and rolled out our policies and procedures regarding reimbursement.  That was one of the first, I think, infrastructure investments that we’ve made and secondarily we’ve really created a corporate reimbursement function to provide the oversight and necessary support to make sure that not only acquisitions are integrated appropriately from a revenue and a cash collection basis but also to make sure that we have good controls over the rest of our businesses.

Rick Smith:

Ann, this is Rick.  You know, we’ve also invested in seasoned management talent that have significant operations, acquisition integration, systems and reimbursement expertise in terms of defining a good plan, a strong plan and then moving quickly to ensure the integration of the culture of the acquired location is that of the Company.  And so there’s a great deal of focus that will be applied in future acquisitions.

Ann Barlow:	Okay. What about the sales effort on the pharmacy side?

Raj Rai:

Well we have – obviously, as we were working at the first half of the year focusing on infrastructure and reimbursement issues – we are now sort of renewing our sales efforts, and that’s underway right now, and we are hiring – we hired some new people and we’re hiring some more new people in the future to strengthen our sales team and increase the sales efforts in the Company – overall – not only just the specialty side but also on the home infusion front.  As you know that the managed care model that we have in place for specialty is longer selling type of part – we’ve got a very nice pipeline – there’s a lot of interest and we hope that we can get some new contracts soon.

Ann Barlow:	Alright. Thanks.

Operator:	Your next question is from Van Brady of Presidio Management.

Van Brady:

Good morning, gentlemen.  Unfortunately I had to get on the call late, Raj, and missed the presentation and got in on the Q&A.  I think I heard you say that because of the evolving problems in Texas that you’d held off on any acquisitions – was that the main reason?  Because after the March quarter conference call you felt that the systems in place had shaken down all right and would no longer be an inhibiting, for the IT systems that is, inhibiting factor in making acquisitions, that you had a good pipeline and were very excited about it and yet we went through a whole quarter without any acquisitions being announced.  Now maybe you’ve covered all this but if you wouldn’t mind could you clarify that for me?

Raj Rai:

Yes, Van, what we had said in our last quarter conference call that the IT systems would not be an inhibiting factor for us making acquisitions and we were actively looking towards making acquisitions so, with that said, we are starting to look at making acquisitions but we just needed to get past this new issue that we have in Texas and getting that behind us, which we will by the end of this quarter and then getting back on acquisitions again.  I really intend and hope us to make some acquisitions and I’m hoping that we’ll close at least one by the end of the year.

Van Brady:	Okay, well you have the cash to move forward in that area and you say there’s…

Raj Rai:	We have the availability of borrowing cash from a lender.

Van Brady:

I know you do, and you have - what you say, a lot of very interesting prospects so that has always been a game plan in the company and we should look forward to that being implemented into the fourth quarter and beyond?

Raj Rai:	Absolutely.

Van Brady:	Okay thank you.

Operator:	Your next question is a follow up from Grant Jackson of First Analysis.

Grant Jackson:

Couple of things, one – what specifically did you learn out of the Texas acquisition that you’re going to apply to you acquisition game plan going forward – in other words was it a particular mix of products – was it just too complex an acquisition and you thought you could get a lot of synergy from combining locations?  That’s the first question and then – I’m not necessarily understanding why one has to get past the Texas acquisition – the Texas A/R issues before making an acquisition.  It sounded like they would be, you know, separate people doing the work.  You’ve got a dedicated team working on the Texas A/R issues and it’s really a matter of, you know, just working back through what you’ve already built.

I can see why the IT issue would prevent you from doing acquisitions but I’m not sure I understand why the Texas issue would prevent you from doing acquisitions.

Raj Rai:

Grant, let me just address your second half of the question – the Texas issue is not going to prevent us from doing the acquisition I just wanted to get past that issue.  We just want to get past that issue, and while we’re doing that, we are looking at acquisition opportunities so it will take us, you know, a few months to close a deal because we wanted to – and what we have learned from the prior experience in Texas – if we want to do a bang up job in due diligence and sort of start thinking of integration 60 days before we close the deal.  So that’s the kind of lesson that we have learned though the mistakes that we have, you know, that occurred that we want to correct in the future.

Grant Jackson:	I guess I’m still not sure that I see the tie between Texas and acquisitions?

Raj Rai:	Grant, there is no tie between Texas and acquisition strategy. Two independent issues.

Grant Jackson:	Okay, you said you wanted to get past the Texas thing before making acquisitions that’s why I drew the link between…

Raj Rai:	Yes, the Company’s obviously focused and it’s our responsibility to make sure that issue is behind and we will know that in the next couple of months.

Grant Jackson:	And was there any say, mix of product that you didn’t like out of Texas? I thought it had a fair amount of growth hormone, was it…

Raj Rai:	No, it was a combination of infusion and respiratory/DME.

Grant Jackson:	Okay, so we shouldn’t read into the mix that maybe you wouldn’t be looking for respiratory/DME or anything like that?

Raj Rai:	Not exactly, you know, if there is a good acquisition opportunity, makes sense and then – depending on the market that we are in – we would look into it but definitely not the focus at this point.

Grant Jackson:	And with Pegasys®, were you going to give an update or is that for third quarter?

Raj Rai:	That’s for the third quarter I would think.

Grant Jackson:	Thanks.

Operator:	Your next question’s a follow up from John Ransom of Raymond James.

John Ransom:	Hi. Was Dushyant’s resignation tied to the Texas situation?

Raj Rai:

No, John, as Rick came on board, Rick and I talked about Rick getting to know the business more closely and he needed to have more visibility with the operations and at that point we decided that Rick wanted to take charge of the operations himself and, you know, Dushyant and us mutually agreed and he left on very good terms and Dushyant’s, you know, doing other good things outside the industry today.

John Ransom:

Okay.  And secondly just to clarify – it says in your press release that you’ve got a $60 million revolver and $5 million drawn but then I think it was said that you have $28 million availability – what’s the actual availability as of today of the revolver?

Paul Mastrapa:	That’s what that is – $28 million. Are you looking for where we are today today or as of the end of the quarter?

John Ransom:	So did it go from 55 to 28 after the quarter, or is there something in the revolver that’s not currently available due to barrowing base issues or something like that.

Paul Mastrapa:

Yes it’s an asset based facility based on A/R so the way it’s structured is more – it’s really an acquisition line for us as our business is spitting out cash on a same store basis.  The – as we make acquisitions we are able to include those assets into our borrowing base thereby increasing our capacity on the line.

John Ransom:	So $28 million. How much is drawn on your revolver? Is it five?

Paul Mastrapa:	At the end of the quarter it was just over six.

John Ransom:	And how much is drawn today, about the same?

Paul Mastrapa:	Actually we’re down about another $1.5 million as of today.

John Ransom:	I’m sorry for being thick but the – it seems like you would have $55 million available not 28, what’s the 27?

Raj Rai:	That’s based on our asset base in the company…

John Ransom:	Okay, all right.

Raj Rai:	And, you know, you made a point that our basic line went from 55 to 20 that’s not correct – we were always in the same range. Even in the first quarter.

John Ransom:	I was confused about the availability versus, you know, full line. So its a $60 million line, but only about $28 million is available because of barrowing base – is that right?

Raj Rai:	That’s correct.

Paul Mastrapa:	In addition to what we have - $28 million is further available.

Raj Rai:	We have drawn less that $6 million and we’ve got an additional 28.

John Ransom:	Let me just ask you a more simple way – how much money can you borrow today under your line?

Paul Mastrapa:	About $35 million – we have the ability today to borrow, of which we borrowed $6.6 and we’ve got approximately 28.

John Ransom:	Okay, thank you.

Operator:	Your next question is from Jeff Allen of Silvercrest Asset Management.

Jeff Allen:	Hi, good morning. You talked about the liability insurance as a factor in the quarter – can you just quantify how much you spent on that and how much was the growth in the cost year over year?

Paul Mastrapa:

Sure – there’s really two areas that we’ve, you know, seen fairly dramatic increase in costs on the insurance front.  I think that’s systematic of the, you know, overall hard market that we’re facing in insurance.  Now our D&O coverage is the first component of that which we renewed in the second quarter and the second more larger component of that is our professional liability insurance and there’s been a lot of public discussion around the increasing rate – the public liability insurance and we haven’t been immune yet to some of those effects.  We’ve seen an overall doubling of our rates in those areas and on an annual basis the impact is between a cent and a half and 2 cents.  So it’s fairly substantial.

Jeff Allen:	That’s for the year not the quarter.

Paul Mastrapa:	On an annual basis.

Jeff Allen:

Okay.  And also you – can you help us understand, you know, your managed care business, you know, just how short did it fall of your expectations – is it still growing but just at a lesser rate than you expected or, you know, can you help us understand that a little more clearly.

Raj Rai:

Yes, Jeff, this is Raj – you know we had signed some contracts back in 2001 and in 2002.  The contract that we had signed in 2001, you know, had slowly ramped up and they matured this year.  That was one component and second component was, we had signed contracts in 2002 – the original intent was then going to be more mandatory in nature and that’s how we had based our projections for this year and unfortunately they gravitated towards more of a choice program where the physicians were given a choice, so that impacted our revenues.  Obviously we’re not going to see a huge bulk of revenues coming from those kind of situations.

Jeff Allen:	And just to be clear you’re talking about PPO’s as opposed to HMO’s, is that…

Raj Rai:	They are mostly HMO-type of relations.

Jeff Allen:	Okay. So if they’re shifting towards PPO’s then that takes away some opportunities for you – is that…

Raj Rai:

No, no what I meant was, you know, you can sign – get a mandatory agreement where the physicians have no choice but to get the drugs from us, or the second approach to managed care contracting would be giving a choice to the physician to continue to buy and bill or send the prescription over to us.

Jeff Allen:	Oh, okay.

Raj Rai:	So it gravitated more towards giving choice to the physicians, so the physician would still have the opportunity to continue to buy and bill.

Jeff Allen:	Okay, thank you.

Operator:	There are no further questions at this time.

Raj Rai:	If there are no other questions – I would like to thank everybody on the call and for their patience, and we look forward to our third quarter conference call to give you more updates. Thank you.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END